February 4, 2020

Alexander Pease
Chief Financial Officer
CommScope Holding Company, Inc.
1100 CommScope Place, SE
Hickory, NC 28602

       Re: CommScope Holding Company, Inc.
           Form 10-K for the Year Ended December 31, 2018
           Form 10-Q for the Quarter Ended September 30, 2019
           Form 8-K furnished November 7, 2019
           File No. 1-36146

Dear Mr. Pease:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Manufacturing